UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.

360 E. Jackson Street, Medford, Oregon	97501
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits

                     (a) Financial statements of business acquired.

                                           Not applicable.

                     (b) Pro forma financial information.

                                           Not applicable.

                     (c) Exhibits.

                                           The following Exhibits are filed as part of this Report.

                                           Exhibit 99.1 2nd Quarter 2004 Press Release

Item 12. Regulation FD Disclosure

                   On July 22, 2004, Lithia Motors, Inc. issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended June 30, 2004. All of the information in the press release appearing in Exhibit 99.1, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date: July 22, 2004	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

EXHIBIT 99.1

LITHIA MOTORS REPORTS A 25% INCREASE IN NET INCOME; RECORD 2Q
REVENUES AND EARNINGS PER SHARE OF 56 CENTS

Lithia Motors' Second-quarter2004 Highlights for continuing operations:

Operating Income:         +22%

Net Income:                  +25%

Earnings Per Share:      +19%

MEDFORD, OREGON, JULY 22, 2004 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that net earnings from continuing operations rose 25% to $10.8 million in the second quarter of 2004 compared to $8.6 million in the second quarter of 2003. Earnings per share from continuing operations rose 19% to $0.56 per share versus $0.47 in the same period last year. This was on 4% more diluted shares outstanding.

Second quarter 2004 sales increased 7% to $682.3 million from $640.3 million in the second quarter of 2003. New vehicle sales increased 10%, used vehicle sales decreased 4%, parts/service sales increased 18%, and finance/insurance sales increased 10%.

Sidney B. DeBoer, Lithia's Chairman and Chief Executive Officer, commented, "Lithia's second quarter performance resulted from overall sales growth, margin improvements in all business lines, and strength in the parts and service business."

"Lithia continues to fully integrate each store on the day of acquisition and we have been successful in our efforts to standardize and apply common operating systems across our entire store network. The benefits of this model are apparent in our ability to control and even increase margins in a volatile vehicle sales environment where margins are declining for many auto retailers. Our new and used vehicle gross margins increased 30 and 70 basis points respectively, for the quarter as compared to the same period last year.  Service and Parts gross margins improved 190 basis points for the quarter. A focus on service-advisor training and margin improvements in the wholesale parts business have lead to increases in the parts and service business. Our operating margin for the quarter improved 50 basis points to 3.6%. Lithia has experienced year-over-year operating margin improvements for 4 consecutive quarters."

"Total retail same-store sales for the quarter declined 5.3%. We faced a difficult comparison of 5.7% growth in the same period last year. For the first six months, total retail same-store sales have declined 2.0%. Total retail same-store gross profits for the first six months are positive due to increased gross margins," concluded Mr. DeBoer.

For the six-month period ending June 30, 2004, Lithia's net earnings from continuing operations rose 42% to $18.3 million as compared to $12.9 million in the same period last year. Earnings per share rose 37% to $0.96 per share versus $0.70 in the same period last year. This was on 4% more diluted shares outstanding.

For the first six months, sales increased 10% to $1.32 billion from $1.20 billion in the same period last year. New vehicle sales increased12%, used vehicle sales increased 3%, parts/service sales increased 20%, and finance/insurance sales increased 12%.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the second quarter, Lithia completed two acquisitions; Chevrolet of Anchorage and Chevrolet of Wasilla, Alaska. These stores have combined annualized sales of approximately $125 million. We now have five stores in the major Alaskan markets, which have been very favorable for Lithia. More recently in July, we acquired a Toyota store in Odessa Texas with approximately $20 million in annualized sales. So far this year we have completed acquisitions with approximately $240 million in annualized sales. Over the past 12 months, we have acquired $395 million in annualized sales, which represents approximately 16% growth on our total revenues for the same period. We will continue to make acquisitions throughout the rest of the year."

"Finally, our annual guidance for 2004 is from $2.11 - $2.16 per share. We expect third quarter earnings per share in the range of $0.68 to $0.70," concluded Jeffrey B. DeBoer.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the second quarter 2004 in its conference call scheduled for 11 a.m. PDT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 24 brands of new vehicles and operates 83 stores and 152 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 95,255 new and used vehicles and had $2.51 billion in total revenue in 2003.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits of Lithia's operating model, anticipated revenues of recently acquired stores, ability to complete additional acquisitions in 2004 and projected third quarter and full-year 2004 earnings per share guidance, which are subject to potential changes in accounting standards.

Additional Information

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at (541) 776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com - go to About Lithia - Investor Relations.

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	June 30,		$Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
New Vehicle Sales	$400,217	$363,845	$36,372	10.0%
Used Vehicle Sales	184,186	191,092	(6,906)	(3.6)
Service, Body & Parts Sales	71,753	61,032	10,721	17.6
Finance & Insurance	24,744	22,478	2,266	10.1
Fleet & Other Revenues	1,367	1,865	(498)	(26.7)

Total Revenues	682,267	640,312	41,955	6.6
Cost of Sales	566,328	538,573	27,755	5.2

Gross Profit	115,939	101,739	14,200	14.0
SG&A Expense	88,565	79,585	8,980	11.3
Depreciation/Amortization	3,089	2,254	835	37.0

Income from Operations	24,285	19,900	4,385	22.0
Flooring Interest Expense	(4,123)	(3,672)	451	12.3
Other Interest Expense	(2,157)	(1,564)	593	37.9
Other Expense, net	(358)	(255)	103	40.4

Income from continuing operations
before income taxes	17,647	14,409	3,238	22.5
Income Tax Expense	6,882	5,808	1,074	18.5
Income Tax Rate	39.0%	40.3%
Net Income from continuing ops.	10,765	8,601	2,164	25.2

Income (Loss) from discontinued
operations, net of income taxes	75	(82)	157
Net Income	$10,840	$8,519	$2,321	27.2%

Diluted Net income per share:
Continuing Operations	$0.56	$0.47	$0.09	19.1%
Discontinued Operations	0.01	(0.01)

Net Income	$0.57	$0.46	$0.11	23.9%

Diluted Shares Outstanding	19,142	18,379	763	4.2%

Unit Sales:	2004	2003
New Vehicle	14,398	13,720	678	4.9%
Used - Retail Vehicle	10,253	10,792	(539)	(5.0)
Used - Wholesale	5,720	6,794	(1,074)	(15.8)
Total Units Sold	30,371	31,306	(935)	(3.0)

Average Selling Price:
New Vehicle	$27,797	$26,519	$1,278	4.8%
Used - Retail Vehicle	14,977	14,699	278	1.9
Used - Wholesale	5,354	4,778	576	12.1

Key Financial Data:
Gross Profit Margin	17.0%	15.9%
SG&A as a % of Gross Profit	76.4%	78.2%
Operating Margin	3.6%	3.1%
Pre-Tax Margin	2.6%	2.3%
Total Retail Same-Store Sales	(5.3)%	5.7%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Six Months Ended
	June 30,		$Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
New Vehicle Sales	$753,818	$672,339	$81,479	12.1%
Used Vehicle Sales	374,092	363,188	10,904	3.0
Service, Body & Parts Sales	141,179	117,517	23,662	20.1
Finance & Insurance	48,129	42,888	5,241	12.2
Fleet & Other Revenues	2,898	3,940	(1,042)	(26.4)

Total Revenues	1,320,116	1,199,872	120,244	10.0
Cost of Sales	1,097,943	1,009,646	88,297	8.7

Gross Profit	222,173	190,226	31,947	16.8
SG&A Expense	173,752	153,814	19,938	13.0
Depreciation/Amortization	6,043	4,385	1,658	37.8

Income from Operations	42,378	32,027	10,351	32.3
Flooring Interest Expense	(7,739)	(7,218)	521	7.2
Other Interest Expense	(3,897)	(2,952)	945	32.0
Other Expense, net	(697)	(402)	295	73.4

Income from continuing operations
before income taxes	30,045	21,455	8,590	40.0
Income Tax Expense	11,718	8,539	3,179	37.2
Income Tax Rate	39.0%	39.8%
Net Income from continuing ops.	18,327	12,916	5,411	41.9

Income (Loss) from discontinued
operations, net of income taxes	(8)	(232)	224	96.6
Net Income	$18,319	$12,684	$5,635	44.4%

Diluted Net income per share:
Continuing Operations	$0.96	$0.70	$0.26	37.1%
Discontinued Operations	0	(0.01)

Net Income	$0.96	$0.69	$0.27	39.1%

Diluted Shares Outstanding	19,127	18,326	801	4.4%

Unit Sales:	2004	2003
New Vehicle	27,243	25,730	1,513	5.9%
Used - Retail Vehicle	21,030	20,544	486	2.4
Used - Wholesale	11,807	12,941	(1,134)	(8.8)
Total Units Sold	60,080	59,215	865	1.5

Average Selling Price:
New Vehicle	$27,670	$26,131	$1,539	5.9%
Used - Retail Vehicle	14,801	14,603	198	1.4
Used - Wholesale	5,320	4,882	438	9.0

Key Financial Data:
Gross Profit Margin	16.8%	15.9%
SG&A as a % of Gross Profit	78.2%	80.9%
Operating Margin	3.2%	2.7%
Pre-Tax Margin	2.3%	1.8%
Total Retail Same-Store Sales	(2.0)%	3.3%

Balance Sheet Highlights (Dollars in Thousands)

	June 30, 2004	December 31, 2003
	Unaudited
Cash & Cash Equivalents	$9,971	$74,408
Trade Receivables*	84,266	86,908
Inventory	604,449	445,281
Assets Held for Sale	16,537	20,408
Other Current Assets	12,919	9,932

Total Current Assets	728,142	636,937

Real Estate, net	195,389	164,676
Equipment & Leases, net	71,476	62,637
Goodwill, net	233,500	207,027
Other Assets	44,639	31,505

Total Assets	$1,273,146	$1,102,782

Floorplan Notes Payable	$514,750	$378,961
Liabilities Held for Sale	3,292	13,045
Other Current Liabilities	82,607	84,865

Total Current Liabilities	600,649	476,871

Used Vehicle Flooring	0	56,267
Real Estate Debt	112,364	80,159
Other Long-Term Debt	136,607	98,308
Other Liabilities	41,428	32,251

Total Liabilities	891,048	743,856

Shareholders' Equity	382,098	358,926

Total Liabilities &
Shareholders' Equity	$1,273,146	$1,102,782

______________

* Includes contracts-in-transit of $40,698 and $44,709 for 2004 and 2003 respectively.

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.2x	1.3x
LT Debt/Total Cap. (Excludes Used -
Vehicle Flooring)	39%	33%
Working Capital	$127,493	$160,066